Exhibit 99.1

Erie Indemnity Company Reports Third Quarter 2007 Results

Erie, Pa., October 31, 2007 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the third quarter 2007.

Key points for the third quarter 2007:

Net income was $53.5 million for the third quarter of 2007, a 1.3 percent increase from $52.8 million for the same period in 2006. Net income per share-diluted increased to $0.87 per share, compared to $0.82 per share in the comparable quarter in 2006.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) increased by 0.4 percent to $0.84 per share in the third quarter of 2007, from $0.83 per share, for the same period one year ago.

Management fee revenue increased 0.3 percent to $245.6 million, from $244.7 million for the same period one year ago. Gross margins from management operations decreased to 16.0 percent in the third quarter of 2007 from 20.5 percent in the third quarter of 2006.

•	Third quarter 2007 results were effected by charges of $8.0 million or $.09 per share as follows:

•	an estimate of $4.3 million for a judgment against us in a lawsuit arising from our termination of an agency, and

•	an estimate of $3.7 million related to our portion of any additional compensation that may be due our former president and chief executive officer who voluntarily resigned in August 2007.

•	Direct written premiums remained flat in the third quarter of 2007, increasing only 0.1%.

•	GAAP combined ratios of the insurance underwriting operations improved to 88.0 percent in the third quarter of 2007 from 89.2 percent for the quarter ended September 30, 2006, driven by favorable development in prior accident year loss and loss adjustment expense reserves and low catastrophe losses.

•	Net revenue from investment operations increased to $30.5 million, or 33.5 percent, from $22.9 million for the third quarters of 2007 and 2006, respectively, driven by improved equity in earnings of limited partnerships.

•	The 2007 annualized effective tax rate of 32.9 percent was benefited by $1.6 million to adjust our estimated current tax position to actual 2006 tax returns.

“Erie Indemnity delivered good results in the third quarter, driven by strong performances in our underwriting and investment operations,” said John J. Brinling Jr., president and chief executive officer. “We’re continuing to see an improvement in the underlying factors of our management operations as well. Despite rate reductions, direct written premium remained flat due to increases in new policies in force and improvement in our retention rate. We see this as a positive indication of our performance in the ongoing soft market.”

Key drivers of Third quarter 2007 Results-Segment Basis

	(Unaudited)			(Unaudited)
	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2007	2006	Change	2007	2006	Change
Management Operations:
Management fee revenue	$245,585	$244,739	0.3%	$730,691	$728,778	0.3%
P&C Group* direct written premium (DWP)	$981,539	$980,762	0.1%	$2,927,965	$2,942,536	(0.5)%
Drivers of P&C Group* DWP
Policies in force — year-over-year				3,873,665	3,793,455	80,210
Policy retention — year-over-year				90.0%	89.2%	0.8 pts
Avg. premium per policy — year-over-year				$978	$1,011	$(33)
Insurance Underwriting Operations:
GAAP combined ratio	88.0	89.2	(1.2)pts	87.3	91.7	(4.4)pts
Prior accident year reserve development – redundancy **	(7.8)	(3.8)	(4.0)pts	(7.5)	(3.8)	(3.7)pts
Catastrophe loss ratio	3.4	1.6	1.8pts	2.0	3.7	(1.7)pts
Investment Operations:
Net realized gains (losses) on investments	$3,438	$(872)	NM	$7,550	$(721)	NM
Equity in earnings of limited partnerships	$14,169	$10,848	30.6%	$46,867	$29,049	61.3%

* P&C Group = Erie Insurance Property and Casualty Group
** Excludes prior year salvage and subrogation recoveries
NM = not meaningful

Details of Third quarter 2007 Results — Segment Basis:

Management operations

Management fee revenue reflected modest growth of 0.3 percent, as direct written premiums of the Property and Casualty Group were flat in the third quarter of 2007 compared to the third quarter of 2006. The management fee rate being set at its maximum level of 25 percent for 2007, up from 24.75 percent in 2006, contributed to the slight increase in management fee revenue compared to the third quarter of 2006. This higher management fee rate in 2007 increased management fee revenue by $7.3 million, or $0.08 per share-diluted for the nine months ended September 30, 2007.

Growth in policies in force is the result of the Company’s expansion of its independent agency force through appointments as well as improved policyholder retention. Through the first nine months of 2007 the Company appointed 176 new agencies, bringing our total agencies to 1,937 at September 30, 2007. The Company expects to meet its goal of 200 new agency appointments during 2007. In 2006, the Company appointed 139 new agencies.

Due to continued soft market conditions, the Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $72 million decrease in written premiums in the first nine months of 2007. An additional $14 million in rate reductions are forecast for the remainder of the year. The most significant rate reductions have been in the homeowners and private passenger auto lines of business. We are estimating an increase of $3 million in premium rate actions for 2008.

The cost of management operations increased 6.0 percent to $212.6 million in the third quarter of 2007, from $200.5 million for the same period in 2006. Commission costs, the largest component of the cost of management operations, increased 0.3 percent to $144.9 million from $144.4 million in the third quarter 2006. Normal and accelerated commissions increased $1.8 million, or 0.2 percent, driven by an increase in workers compensation commission rates and higher accelerated commissions due to more newly appointed agencies. A change in the commission allowance for mid-term policy cancellations reduced the year-over-year third quarter 2007 commissions by $1.1 million when compared to 2006 and reflected the continued downward trend of estimated mid-term policy cancellations. Management recently approved an extension of the $50 private passenger auto bonus to run through June 30, 2008. The program, which pays a $50 bonus to agents for each qualifying new private passenger auto policy issued, was originally planned to expire December 31, 2007.

Third quarter cost of management operations, excluding commissions, increased 20.8 percent to $67.8 million in 2007 from $56.1 million in 2006. Personnel costs increased by 18.1 percent in the third quarter of 2007 due to the recognition of an estimate of any additional compensation that may be due our former president and chief executive officer who voluntarily resigned in August 2007, an increase in the projected payouts for management incentive plans, and an increase in salary expense from higher average pay rates offset by lower staffing levels. All other operating costs increased 52.6 percent for the three months ended September 30, 2007 driven by a charge of $4.3 million for a judgment against us in a lawsuit related to an agency termination.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $6.2 million and $5.7 million in the third quarters of 2007 and 2006, respectively. The Property and Casualty Group’s adjusted statutory combined ratio was 82.3 and 83.7 in the third quarter of 2007 and 2006, respectively.

•	Earned premiums declined $1.1 million for the third quarter of 2007 reflecting the trend of rate decreases.

•	Development of prior accident year loss reserves, excluding salvage and subrogation recoveries, continued to be favorable in the third quarter 2007, improving the loss ratio 7.8 points, or $4.0 million.

•	Catastrophe losses incurred for the third quarter of 2007 and 2006 were $1.8 million and $0.9 million, respectively.

The majority of this positive underwriting result in the third quarter of 2007 was impacted by favorable developments of reserves on prior accident quarters for automobile bodily injury and uninsured/underinsured motorist (UM/UIM) bodily injury. Improvements in accident quarter loss ratios in these lines were a result of improved frequency and severity trends. The third quarter 2006 favorable development of 3.8 points was driven by improvements in the UM/UIM bodily injury and workers compensation lines of business, partially due to more effective claims handling. The improvement in the workers compensation line of business was due to improved severity trends.

Investment operations

Net revenue from investment operations increased 33.5 percent in the third quarter of 2007 to $30.5 million compared to $22.9 million in the third quarter of 2006.

Net realized gains on investments increased $4.3 million in the third quarter of 2007 from our common stock holdings. Included in net realized gains on investments are impairment charges of $3.0 million and $1.6 million during the third quarters of 2007 and 2006, respectively. Impairment charges recorded on fixed maturity and equity securities during the first nine months of 2007 and 2006 were $5.7 million and $5.0 million, respectively.

Equity in earnings of limited partnerships increased by $3.3 million in the third quarter of 2007 due to market value appreciation.

In the third quarter of 2007, we purchased 1,903,201 shares of our Class A nonvoting common stock separate from our current stock repurchase program from the F. William Hirt Estate for a total purchase price of $99.0 million, or $52.04 per share. Mr. Hirt, our former Chairman of the Board, passed away in July 2007. In conjunction with our authorized stock repurchase plan, we repurchased an additional 1,670,384 shares of our outstanding Class A common stock at a cost of $89.0 million, or $53.30 per share, during the third quarter of 2007. During the first nine months of 2007, 2,266,033 shares were repurchased under this plan at a cost of $120.8 million. Total shares repurchased through September 30, 2007 including the repurchase from the F. William Hirt Estate were 4,169,234. In September 2007, our Board of Directors approved a continuation of the current stock repurchase program for an additional $100 million through December 31, 2008. We have $109 million in repurchase authority remaining under this plan.

***

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and other business activities during 2007 and beyond. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.